Exhibit 99.1

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Partnership Governance Committee
of Equistar Chemicals, LP

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of Equistar Chemicals, LP (the "Partnership") and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Partnership adopted Statement of Financial Accounting Standards No. 142, "Accounting for Goodwill and Other Intangible Assets".

As discussed in Note 2 to the consolidated financial statements, the Partnership adopted Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections".


/s/ PricewaterhouseCoopers LLP
------------------------------------
PRICEWATERHOUSECOOPERS LLP

Houston, Texas
March 10, 2003, except for matters as discussed under the heading "Adoption of SFAS No. 145" in Note 2, as to which the date is November 13, 2003

                             EQUISTAR CHEMICALS, LP
                        CONSOLIDATED STATEMENTS OF INCOME

                                                  For the year ended December 31,
                                                  -------------------------------
Millions of dollars                                    2002     2001     2000
-------------------                                  -------   ------   ------
Sales and other operating revenues:
   Unrelated parties                                 $ 4,295   $4,583   $5,770
   Related parties                                     1,242    1,326    1,725
                                                     -------   ------   ------
                                                       5,537    5,909    7,495
                                                     -------   ------   ------
Operating costs and expenses:
   Cost of sales                                       5,388    5,755    6,908
   Selling, general and administrative expenses          155      181      182
   Research and development expense                       38       39       38
   Amortization of goodwill                               --       33       33
                                                     -------   ------   ------
                                                       5,581    6,008    7,161
                                                     -------   ------   ------
   Operating income (loss)                               (44)     (99)     334

Interest expense                                        (205)    (192)    (185)
Interest income                                            1        3        4
Other income, net                                          2        5       --
                                                     -------   ------   ------
Income (loss) before cumulative effect
   of accounting change                                 (246)    (283)     153
Cumulative effect of accounting change                (1,053)      --       --
                                                     -------   ------   ------
Net income (loss)                                    $(1,299)  $ (283)  $  153
                                                     =======   ======   ======

               See Notes to the Consolidated Financial Statements.

                             EQUISTAR CHEMICALS, LP
                           CONSOLIDATED BALANCE SHEETS

                                                    December 31,
                                                  ---------------
Millions of dollars                                2002     2001
-------------------                               ------   ------
ASSETS
Current assets:
   Cash and cash equivalents                      $   27   $  202
   Accounts receivable:
      Trade, net                                     490      470
      Related parties                                135      100
   Inventories                                       424      448
   Prepaid expenses and other current assets          50       36
                                                  ------   ------
       Total current assets                        1,126    1,256

Property, plant and equipment, net                 3,565    3,705
Investment in PD Glycol                               46       47
Goodwill, net                                         --    1,053
Other assets, net                                    315      277
                                                  ------   ------
Total assets                                      $5,052   $6,338
                                                  ======   ======

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
   Accounts payable:
      Trade                                       $  421   $  331
      Related parties                                 38       29
   Current maturities of long-term debt               32      104
   Accrued liabilities                               223      227
                                                  ------   ------
      Total current liabilities                      714      691

Long-term debt                                     2,196    2,233
Other liabilities                                    221      177
Commitments and contingencies
Partners' capital:
   Partners' accounts                              1,958    3,257
   Accumulated other comprehensive loss              (37)     (20)
                                                  ------   ------
      Total partners' capital                      1,921    3,237
                                                  ------   ------
Total liabilities and partners' capital           $5,052   $6,338
                                                  ======   ======

               See Notes to the Consolidated Financial Statements.

                             EQUISTAR CHEMICALS, LP
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    For the year ended December 31,
                                                                    -------------------------------
Millions of dollars                                                       2002     2001    2000
-------------------                                                     -------   -----   -----
Cash flows from operating activities:
     Net income (loss)                                                  $(1,299)  $(283)  $ 153
     Adjustments to reconcile net income (loss) to
       net cash provided by operating activities:
          Cumulative effect of accounting change                          1,053      --      --
          Depreciation and amortization                                     298     319     308
          Net (gain) loss on disposition of assets                           --      (3)      5
          Debt prepayment charges and fees                                   --       3      --
     Changes in assets and liabilities that provided (used) cash:
          Accounts receivable                                               (54)    222     (50)
          Inventories                                                        24      61      14
          Accounts payable                                                   99    (129)     28
          Other assets and liabilities, net                                 (66)     40    (119)
                                                                        -------   -----   -----
               Net cash provided by operating activities                     55     230     339
                                                                        -------   -----   -----
Cash flows from investing activities:
     Expenditures for property, plant and equipment                        (118)   (110)   (131)
     Other                                                                   (6)      3       4
                                                                        -------   -----   -----
               Net cash used in investing activities                       (124)   (107)   (127)
                                                                        -------   -----   -----
Cash flows from financing activities:
     Issuance of long-term debt                                              --     981      --
     Repayment of long-term debt                                           (104)    (91)    (42)
     Net borrowing (repayment) under lines of credit                         --    (820)     20
     Distributions to partners                                               --      --    (280)
     Other                                                                   (2)     (9)     --
                                                                        -------   -----   -----
Net cash provided by (used in) financing activities                        (106)     61    (302)
                                                                        -------   -----   -----
Increase (decrease) in cash and cash equivalents                           (175)    184     (90)
Cash and cash equivalents at beginning of period                            202      18     108
                                                                        -------   -----   -----
Cash and cash equivalents at end of period                              $    27   $ 202   $  18
                                                                        =======   =====   =====

               See Notes to the Consolidated Financial Statements.

                             EQUISTAR CHEMICALS, LP
                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

                                                                                     Accumulated
                                                   Partners' Accounts                   Other
                                      --------------------------------------------   Comprehensive   Comprehensive
Millions of dollars                   Lyondell   Millennium   Occidental    Total    Income (Loss)   Income (Loss)
-------------------                   --------   ----------   ----------   -------   -------------   -------------
Balance at January 1, 2000             $  522      $1,555      $ 1,585     $ 3,662       $ --

   Net income                              63          45           45         153         --           $   153
   Distributions to partners             (114)        (83)         (83)       (280)        --                --
   Other                                    5          --           --           5         --                --
                                       ------      ------      -------     -------       ----           -------
   Comprehensive income                                                                                 $   153
                                                                                                        =======
Balance at December 31, 2000           $  476      $1,517      $ 1,547     $ 3,540       $ --

   Net loss                              (115)        (84)         (84)       (283)        --           $  (283)
   Other comprehensive income:
      Unrealized loss on securities        --          --           --          --         (1)               (1)
      Minimum pension liability            --          --           --          --        (19)              (19)
                                       ------      ------      -------     -------       ----           -------
   Comprehensive loss                                                                                   $  (303)
                                                                                                        =======
Balance at December 31, 2001           $  361      $1,433      $ 1,463     $ 3,257       $(20)

   Net loss                              (569)       (383)        (347)     (1,299)        --           $(1,299)
   Lyondell purchase of
      Occidental interest               1,116          --       (1,116)         --         --
   Other comprehensive income:
      Minimum pension liability            --          --           --          --        (17)              (17)
                                       ------      ------      -------     -------       ----           -------
   Comprehensive loss                                                                                   $(1,316)
                                                                                                        =======
Balance at December 31, 2002           $  908      $1,050      $    --     $ 1,958       $(37)
                                       ======      ======      =======     =======       ====

               See Notes to the Consolidated Financial Statements.

                             EQUISTAR CHEMICALS, LP
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Formation of the Partnership and Operations

Lyondell Chemical Company ("Lyondell") and Millennium Chemicals Inc. ("Millennium") formed Equistar Chemicals, LP ("Equistar" or "the Partnership"), a Delaware limited partnership, which commenced operations on December 1, 1997. On May 15, 1998, Equistar was expanded with the contribution of certain assets from Occidental Petroleum Corporation ("Occidental"). Prior to August 2002, Lyondell owned 41% of Equistar and Millennium and Occidental each owned 29.5%. On August 22, 2002, Lyondell completed the purchase of Occidental's interest in Equistar and, as a result, Lyondell's ownership interest in Equistar increased to 70.5%.

Equistar owns and operates the petrochemicals and polymers businesses contributed by Lyondell, Millennium and Occidental. The petrochemicals segment manufactures and markets olefins, oxygenated products, aromatics and specialty products. Olefins include ethylene, propylene and butadiene, and oxygenated products include ethylene oxide, ethylene glycol, ethanol and methyl tertiary butyl ether ("MTBE"). The petrochemicals segment also includes the production and sale of aromatics, including benzene and toluene. The polymers segment manufactures and markets polyolefins, including high-density polyethylene ("HDPE"), low-density polyethylene ("LDPE"), linear low-density polyethylene ("LLDPE"), polypropylene, and performance polymers, all of which are used in the production of a wide variety of consumer and industrial products. The performance polymers include enhanced grades of polyethylene, including wire and cable insulating resins, and polymeric powders.

Equistar is governed by a Partnership Governance Committee consisting of six representatives, three appointed by each general partner. Most of the significant decisions of the Partnership Governance Committee require unanimous consent, including approval of the Partnership's strategic plan, capital expenditures and annual budget, issuance of additional debt and the appointment of executive management of the partnership. Distributions are made to the partners based upon their percentage ownership of Equistar. Additional cash contributions required by the Partnership are also based upon the partners' percentage ownership of Equistar.

2. Summary of Significant Accounting Policies

Basis of Presentation--The consolidated financial statements include the accounts of Equistar and its wholly owned subsidiaries.

Revenue Recognition--Revenue from product sales is recognized as risk and title to the product transfer to the customer, which usually occurs when shipment is made.

Cash and Cash Equivalents--Cash equivalents consist of highly liquid debt instruments such as certificates of deposit, commercial paper and money market accounts purchased with an original maturity date of three months or less. Cash equivalents are stated at cost, which approximates

                             EQUISTAR CHEMICALS, LP
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

fair value. Equistar's policy is to invest cash in conservative, highly rated instruments and limit the amount of credit exposure to any one institution.

Equistar has no requirements for compensating balances in a specific amount at a specific point in time. The Partnership does maintain compensating balances for some of its banking services and products. Such balances are maintained on an average basis and are solely at Equistar's discretion. As a result, none of Equistar's cash is restricted.

Inventories--Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out ("LIFO") basis, except for materials and supplies, which are valued using the average cost method.

Inventory exchange transactions, which involve fungible commodities and do not involve the payment or receipt of cash, are not accounted for as purchases and sales. Any resulting volumetric exchange balances are accounted for as inventory in accordance with the normal LIFO valuation policy.

                             EQUISTAR CHEMICALS, LP
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Property, Plant and Equipment--Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful asset lives, generally 25 years for major manufacturing equipment, 30 years for buildings, 10 to 15 years for light equipment and instrumentation, 15 years for office furniture and 3 to 5 years for information systems equipment. Upon retirement or sale, Equistar removes the cost of the assets and the related accumulated depreciation from the accounts and reflects any resulting gains or losses in the Consolidated Statement of Income. Equistar's policy is to capitalize interest cost incurred on debt during the construction of major projects exceeding one year.

Long-Lived Asset Impairment--Equistar evaluates long-lived assets, including identifiable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When it is probable that undiscounted future cash flows will not be sufficient to recover an asset's carrying amount, the asset is written down to its estimated fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or estimated fair value less costs to sell the assets.

Investment in PD Glycol--Equistar holds a 50% interest in a joint venture that owns an ethylene glycol facility in Beaumont, Texas ("PD Glycol"). The investment in PD Glycol is accounted for using the equity method of accounting.

Turnaround Maintenance and Repair Costs--Costs of maintenance and repairs exceeding $5 million incurred in connection with turnarounds of major units at Equistar's manufacturing facilities are deferred and amortized using the straight-line method over the period until the next planned turnaround, generally four to six years. These costs are maintenance, repair and replacement costs that are necessary to maintain, extend and improve the operating capacity and efficiency rates of the production units.

Deferred Software Costs--Costs to purchase and to develop software for internal use are deferred and amortized on a straight-line basis over periods of 3 to 10 years.

Environmental Remediation Costs--Anticipated expenditures related to investigation and remediation of contaminated sites, which include operating facilities and waste disposal sites, are accrued when it is probable a liability has been incurred and the amount of the liability can reasonably be estimated. Estimated expenditures have not been discounted to present value.

Income Taxes--The Partnership is not subject to federal income taxes as income is reportable directly by the individual partners; therefore, there is no provision for income taxes in the accompanying financial statements.

Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the

                             EQUISTAR CHEMICALS, LP
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Adoption of SFAS No. 145--In April 2002, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. The primary impact of the statement on Equistar is the classification of gains or losses that result from the early extinguishment of debt in other income, net as an element of income before extraordinary items. Previously, such gains and losses were classified as extraordinary items. The Consolidated Statements of Income reflect these changes for all periods presented. Equistar incurred a $3 million loss on early debt extinguishment in the year ended December 31, 2001.

                             EQUISTAR CHEMICALS, LP
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Other Accounting Changes--Effective January 1, 2002, Equistar implemented SFAS No. 141, Business Combinations, SFAS No. 142, Goodwill and Other Intangible Assets, and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Implementation of SFAS No. 141 and SFAS No. 144 did not have a material effect on the consolidated financial statements of Equistar.

Upon implementation of SFAS No. 142, Equistar reviewed goodwill for impairment and concluded that the entire balance of goodwill was impaired, resulting in a $1.1 billion charge to earnings that was reported as the cumulative effect of an accounting change as of January 1, 2002. The conclusion was based on a comparison to Equistar's indicated fair value, using multiples of EBITDA (earnings before interest, taxes, depreciation and amortization) for comparable companies as an indicator of fair value.

As a result of implementing SFAS No. 142, income in 2002 and subsequent years is favorably affected by $33 million annually because of the elimination of goodwill amortization. The following table presents Equistar's results of operations for all periods presented as adjusted to eliminate goodwill amortization.

                                                  For the year ended December 31,
                                                  -------------------------------
Millions of dollars                                      2002     2001   2000
-------------------                                    -------   -----   ----
Reported income (loss) before cumulative effect
   of accounting change                                $  (246)  $(283)  $153
Add back: goodwill amortization                             --      33     33
                                                       -------   -----   ----
Adjusted income (loss) before cumulative effect
   of accounting change                                $  (246)  $(250)  $186
                                                       =======   =====   ====

Reported net income (loss)                             $(1,299)  $(283)  $153
Add back: goodwill amortization                             --      33     33
                                                       -------   -----   ----
Adjusted net income (loss)                             $(1,299)  $(250)  $186
                                                       =======   =====   ====

Anticipated Accounting Changes--Equistar expects to implement two significant accounting changes in 2003, as discussed below.

In January 2003, the FASB issued Interpretation No. 46 ("FIN No. 46"), Consolidation of Variable Interest Entities. FIN No. 46 addresses situations in which a company should include in its financial statements the assets, liabilities and activities of another entity. FIN No. 46 applies immediately to entities created after January 31, 2003 and, for Equistar, will apply to existing entities beginning in the third quarter 2003. Equistar expects the application of FIN No. 46 to result in the consolidation of the entity from which it leases certain railcars. See Note 10. The consolidation of this entity as of December 31, 2002 would have resulted in a net increase in property, plant and equipment of $116 million, a decrease in prepaid expense of approximately $13 million, a $103 million increase in debt and an immaterial charge to be reported as the cumulative effect of an accounting change.

                             EQUISTAR CHEMICALS, LP
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Other Recent Accounting Pronouncements--In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, Accounting for Asset Retirement Obligations, which addresses obligations associated with the retirement of tangible long-lived assets. In July 2002, the FASB issued SFAS No. 146, Accounting for Exit or Disposal Activities. SFAS No. 146 addresses the recognition, measurement and reporting of costs associated with exit and disposal activities, including restructuring activities and facility closings. SFAS No. 146 will be effective for activities initiated after December 31, 2002. Equistar does not expect adoption of SFAS No. 143 or SFAS No. 146 to have a material impact on its consolidated financial statements.

In November 2002, the FASB issued Interpretation No. 45 ("FIN No. 45"), Guarantor's Accounting and Disclosure Requirements. FIN No. 45 expands required disclosures for certain types of guarantees for the period ended December 31, 2002 and requires recognition of a liability at fair value for guarantees granted after December 31, 2002. Equistar has provided the required disclosure with respect to guarantees in Notes 10 and 11.

Reclassifications--Certain previously reported amounts have been reclassified to conform to classifications adopted in 2002.

3. Facility Closing Costs

Equistar shut down its Port Arthur, Texas polyethylene facility in February 2001. The asset values of the Port Arthur production units were previously adjusted as part of a $96 million restructuring charge recognized in 1999. During the first quarter 2001, Equistar recorded an additional $22 million charge, which is included in cost of sales. The charge included environmental remediation liabilities of $7 million, severance benefits of $5 million, pension benefits of $2 million, and other exit costs of $3 million. The severance and pension benefits covered approximately 125 people employed at the Port Arthur facility. The remaining $5 million of the charge related primarily to the write down of certain assets. Payments of $5 million for severance, $3 million for exit costs and $5 million for environmental remediation were made through December 31, 2002. The pension benefits of $2 million will be paid from the assets of the pension plans. As of December 31, 2002, the remaining liability included $2 million for environmental remediation costs. See Note 13.

                             EQUISTAR CHEMICALS, LP
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

4. Related Party Transactions

Prior to August 22, 2002, Equistar was owned 41% by Lyondell, 29.5% by Millennium and 29.5% by Occidental. On August 22, 2002, Lyondell completed the purchase of Occidental's interest in Equistar, increasing its ownership interest in Equistar to 70.5%. As a result of this transaction, Occidental has two representatives on Lyondell's board of directors and, as of December 31, 2002, Occidental owned approximately 22% of Lyondell. In view of Occidental's ownership position with Lyondell, which owns 70.5% of Equistar, Occidental's transactions with Equistar subsequent to August 22, 2002 will continue to be reported as related party transactions in Equistar's Consolidated Statements of Income and Consolidated Balance Sheets.

Product Transactions with Lyondell--Lyondell purchases ethylene, propylene and benzene at market-related prices from Equistar under various agreements expiring in 2013 and 2014. With the exception of one pre-existing supply agreement for a product, expiring in 2015, Lyondell is required, under the agreements, to purchase 100% of its ethylene, propylene and benzene requirements for its Channelview and Bayport, Texas facilities from Equistar. Lyondell licenses MTBE technology to Equistar, and purchases a significant portion of the MTBE produced by Equistar at one of its two Channelview units at market-related prices.

Equistar acts as sales agent for the methanol products of Lyondell Methanol Company, L.P. ("LMC"), which was wholly owned by Lyondell effective May 1, 2002. The natural gas for LMC's plant is purchased by Equistar as agent for LMC under Equistar master agreements with various third party suppliers. Equistar provides operating and other services for LMC under the terms of existing agreements that were assumed by Equistar from Lyondell, including the lease to LMC by Equistar of the real property on which LMC's methanol plant is located. Pursuant to the terms of those agreements, LMC pays Equistar a management fee and reimburses certain expenses of Equistar at cost.

Product Transactions with Millennium--Equistar sells ethylene to Millennium at market-related prices pursuant to an agreement entered into in connection with the formation of Equistar. Under this agreement, Millennium is required to purchase 100% of its ethylene requirements for its LaPorte, Texas facility from Equistar. The contract expired December 1, 2002 and is renewed annually. The contract was renewed through December 31, 2003. Also, under an agreement entered into in connection with the formation of Equistar, Equistar is required to purchase 100% of its vinyl acetate monomer raw material requirements at market-related prices from Millennium for its LaPorte, Texas, Clinton, Iowa and Morris, Illinois plants for the production of ethylene vinyl acetate products at those locations. This contract also expired December 31, 2002 and was renewed through December 31, 2003.

                             EQUISTAR CHEMICALS, LP
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Product Transactions with Occidental--In connection with the contribution of Occidental assets to Equistar, Equistar and Occidental entered into a long-term agreement for Equistar to supply 100% of the ethylene requirements for Occidental's U.S. manufacturing plants at market-related prices. The ethylene is exclusively for internal use in production at these plants, less any quantities up to 250 million pounds per year tolled in accordance with the provisions of the agreement. Upon three years notice from either party, sales may be "phased down" over a period not less than five years. No phase down may commence before January 1, 2009. Therefore, the annual required minimum cannot decline to zero prior to December 31, 2013, unless certain specified force majeure events occur. In addition to ethylene, Equistar sells methanol, ethers and glycols to Occidental. Also, from time to time, Equistar has entered into over-the-counter derivatives, primarily price swap contracts, for crude oil with Occidental to help manage its exposure to commodity price risk with respect to crude oil-related raw material purchases. See Note 11. Equistar also purchases various other products from Occidental at market-related prices.

Product Transactions with Oxy Vinyls, LP--Occidental owns 76% of Oxy Vinyls, LP ("Oxy Vinyls"), a joint venture partnership. Equistar sells ethylene to Oxy Vinyls for Oxy Vinyls' LaPorte, Texas facility at market-related prices pursuant to an agreement that expires December 31, 2003.

Transactions with LYONDELL-CITGO Refining LP--Substantially all of Lyondell's rights and obligations under the terms of its product sales and raw material purchase agreements with LYONDELL-CITGO Refining LP ("LCR"), a joint venture investment of Lyondell, have been assigned to Equistar. Accordingly, certain olefins by-products are sold by Equistar to LCR for processing into gasoline and certain refinery products are sold by LCR to Equistar as raw materials. Equistar also has assumed certain processing arrangements as well as storage obligations between Lyondell and LCR and provides certain marketing services for LCR. All of the agreements between LCR and Equistar are on terms generally representative of prevailing market prices.

Shared Services Agreement with Lyondell--Under a shared services agreement, Lyondell provides office space and various services to Equistar including information technology, human resources, sales and marketing, raw material supply, supply chain, health, safety and environmental, engineering, research and development, facility services, legal, accounting, treasury, internal audit and tax. Lyondell charges Equistar for its share of the cost of such services. Direct costs, incurred exclusively for Equistar, also are charged to Equistar. Costs related to a limited number of shared services, primarily engineering, continue to be incurred by Equistar. In such cases, Equistar charges Lyondell for its share of such costs.

                             EQUISTAR CHEMICALS, LP
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Shared Services and Shared-Site Agreements with Millennium Petrochemicals--Equistar and Millennium Petrochemicals have agreements under which Equistar provides utilities, fuel streams and office space to Millennium Petrochemicals. In addition, Millennium Petrochemicals provides Equistar with certain operational services, including utilities, as well as barge dock access and related services.

Related party transactions are summarized as follows:

                                                       For the year ended December 31,
                                                       -------------------------------
Millions of dollars                                          2002   2001   2000
-------------------                                          ----   ----   ----
Equistar billed related parties for:
   Sales of products and processing services:
      Lyondell                                               $459   $405   $572
      Occidental Chemical                                     358    441    558
      LCR                                                     340    377    438
      Millennium Petrochemicals                                43     55     90
      Oxy Vinyls                                               42     48     67

   Shared services and shared site agreements:
      LCR                                                       4      3      2
      Lyondell/LMC                                             16     18     26
      Millennium Petrochemicals                                 9     17     24

   Gas purchased for Lyondell/LMC                              76     86     85

Related parties billed Equistar for:
   Purchases of products:
      LCR                                                    $218   $203   $264
      Millennium Petrochemicals                                10     15     16
      Lyondell                                                  1      4      2
      Occidental Chemical                                       1      1      2

   Shared services, transition and lease agreements:
      Lyondell                                                134    135    111
      Millennium Petrochemicals                                16     19     22
      Occidental Chemical                                       7      6      6
      LCR                                                       1      2     --

                             EQUISTAR CHEMICALS, LP
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

5. Accounts Receivable

Equistar sells its products primarily to other chemical manufacturers in the petrochemicals and polymers industries. Equistar performs ongoing credit evaluations of its customers' financial condition and, in certain circumstances, requires letters of credit from them. The Partnership's allowance for doubtful accounts, which is reflected in the accompanying Consolidated Balance Sheets as a reduction of accounts receivable, totaled $16 million and $14 million at December 31, 2002 and 2001, respectively.

During October 2002, Equistar entered into an agreement with an unaffiliated issuer of receivables-backed commercial paper under which Equistar sold accounts receivable and received cash proceeds of $100 million. Under the terms of the agreement, Equistar agreed to sell, on an ongoing basis and without recourse, designated new accounts receivable as existing receivables are collected. The agreement has annual renewal provisions for up to three years and is subject to maintaining at least a specified debt rating. Equistar is seeking an amendment to reduce the minimum required debt ratings and expects the amendment to be effective prior to March 31, 2003. Upon entering into the agreement, the commitment under the revolving credit facility was reduced by $50 million. See
Note 9.

At December 31, 2002, the balance of Equistar's accounts receivable sold under this arrangement was $81 million. Increases and decreases in the amount sold are reflected in operating cash flows in the Consolidated Statements of Cash Flows. Fees related to the sales are included in "Other income, net" in the Consolidated Statements of Income. During 2001, Equistar terminated a similar agreement.

6. Inventories

Inventories consisted of the following components at December 31:

Millions of dollars                                                  2002   2001
-------------------                                                  ----   ----
Finished goods                                                       $233   $243
Work-in-process                                                        12     12
Raw materials                                                          95    104
Materials and supplies                                                 84     89
                                                                     ----   ----
   Total inventories                                                 $424   $448
                                                                     ====   ====

The excess of the current cost of inventories over book value was approximately $55 million at December 31, 2002.

                             EQUISTAR CHEMICALS, LP
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

7. Property, Plant and Equipment and Other Assets

The components of property, plant and equipment, at cost, and the related accumulated depreciation were as follows at December 31:

Millions of dollars                                              2002     2001
-------------------                                             ------   ------
Land                                                            $   80   $   79
Manufacturing facilities and equipment                           6,037    5,929
Construction in progress                                            60       92
                                                                ------   ------
   Total property, plant and equipment                           6,177    6,100
Less accumulated depreciation                                   (2,612)  (2,395)
                                                                ------   ------
   Property, plant and equipment, net                           $3,565   $3,705
                                                                ======   ======

Equistar did not capitalize any interest during 2002, 2001 and 2000 with respect to construction projects.

The components of other assets, at cost, and the related accumulated amortization were as follows at December 31:

                                      2002                         2001
                          --------------------------   --------------------------
                                  Accumulated                  Accumulated
Millions of dollars       Cost   Amortization    Net   Cost   Amortization    Net
-------------------       ----   ------------   ----   ----   ------------   ----
Intangible assets:
   Turnaround costs       $193      $ (94)      $ 99   $151      $ (81)      $ 70
   Software costs          150        (66)        84    152        (55)        97
   Debt issuance costs      43        (13)        30     41         (7)        34
   Catalyst costs           23        (11)        12     11         (4)         7
   Other                    58        (17)        41     37         (9)        28
                          ----      -----       ----   ----      -----       ----
Total intangible assets   $467      $(201)       266   $392      $(156)       236
                          ====      =====              ====      =====
Pension asset                                     21                           22
Other                                             28                           19
                                                ----                         ----
Total other assets                              $315                         $277
                                                ====                         ====

Scheduled amortization of these intangible assets for the next five years is estimated at $56 million in 2003, $56 million in 2004, $57 million in 2005, $57 million in 2006 and $57 million in 2007.

                             EQUISTAR CHEMICALS, LP
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Depreciation and amortization expense is summarized as follows:

                                                 For the year ended December 31,
                                                 -------------------------------
Millions of dollars                                     2002   2001   2000
-------------------                                     ----   ----   ----
Property, plant and equipment                           $242   $237   $229
Goodwill                                                  --     33     33
Turnaround costs                                          24     20     24
Software costs                                            15     12     13
Other                                                     17     17      9
                                                        ----   ----   ----
   Total depreciation and amortization                  $298   $319   $308
                                                        ====   ====   ====

In addition, amortization of debt issuance costs of $7 million, $2 million and $2 million in 2002, 2001 and 2000, respectively, is included in interest expense in the Consolidated Statements of Income.

8. Accrued Liabilities

Accrued liabilities consisted of the following components at December 31:

Millions of dollars                                                  2002   2001
-------------------                                                  ----   ----
Taxes other than income                                              $ 65   $ 67
Interest                                                               65     68
Payroll and benefits                                                   42     49
Contractual obligations                                                34     30
Other                                                                  17     13
                                                                     ----   ----
   Total accrued liabilities                                         $223   $227
                                                                     ====   ====

                             EQUISTAR CHEMICALS, LP
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

9. Long-Term Debt

During October 2002, Equistar entered into an agreement to sell certain accounts receivable and received cash proceeds of $100 million. See Note 5. As a result, the commitment under its revolving credit facility was reduced by $50 million, to $450 million, in accordance with the terms of the revolving credit facility and would not be restored if the receivables agreement were terminated. Equistar used the $100 million proceeds to reduce borrowing under the revolving credit facility and for general corporate purposes. The revolving credit facility was undrawn at December 31, 2002. Amounts available under the revolving credit facility are reduced to the extent of certain outstanding letters of credit provided under the credit facility, which totaled $16 million as of December 31, 2002.

In March 2002, Equistar obtained amendments to its credit facility making certain financial ratio requirements less restrictive, making the covenant limiting acquisitions more restrictive and adding a covenant limiting certain non-regulatory capital expenditures. As a result of the amendment, the interest rate on the credit facility was increased by 0.5% per annum.

In August 2001, Equistar completed a $1.5 billion debt refinancing. The refinancing included a credit facility consisting of a $500 million secured revolving credit facility maturing in August 2006 and a $300 million secured term loan, maturing in August 2007, with scheduled quarterly amortization payments, beginning December 31, 2001. The refinancing also included the issuance of $700 million of new unsecured 10.125% senior notes maturing in August 2008. The 10.125% senior notes rank pari passu with existing Equistar notes. Certain financial ratio requirements were modified in the refinancing to make them less restrictive.

Borrowing under the revolving credit facility generally bears interest based on a margin over, at Equistar's option, LIBOR or a base rate. The sum of the applicable margin plus a facility fee varies between 1.5% and 2.5%, in the case of LIBOR loans, and 0.5% and 1.5%, in the case of base rate loans, depending on Equistar's ratio of debt to EBITDA, as defined in the credit facility. The credit facility is secured by a lien on substantially all of Equistar's personal property, including accounts receivable, inventory, other personal property as well as a portion of its real property.

The August 2001 refinancing replaced a five-year, $1.25 billion credit facility that would have expired November 2002. Borrowing under the facility was $820 million at December 31, 2000. Millennium America Inc., a subsidiary of Millennium, provided limited guarantees with respect to the payment of principal and interest on a total of $750 million principal amount of indebtedness under the $1.25 billion revolving credit facility. As a result of the refinancing, the related guarantees have been terminated.

                             EQUISTAR CHEMICALS, LP
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The credit facility and the indenture governing Equistar's 10.125% senior notes contain covenants that, subject to certain exceptions, restrict sale and leaseback transactions, lien incurrence, debt incurrence, sales of assets, investments, non-regulatory capital expenditures, certain payments, and mergers. In addition, the bank credit facility requires Equistar to maintain specified financial ratios. The breach of these covenants could permit the lenders to declare the loans immediately payable and could permit the lenders under Equistar's credit facility to terminate future lending commitments.

As a result of continuing adverse conditions in the industry, in March 2003, Equistar obtained amendments to its credit facility to provide additional financial flexibility by easing certain financial ratio requirements.

Long-term debt consisted of the following at December 31:

Millions of dollars                                              2002     2001
-------------------                                             ------   ------
Bank credit facility:
   Revolving credit facility due 2006                           $   --   $   --
   Term loan due 2007                                              296      299
Other debt obligations:
   Medium-term notes due 2003-2005                                  30       31
   9.125% Notes due 2002                                            --      100
   8.50% Notes due 2004                                            300      300
   6.50% Notes due 2006                                            150      150
   10.125% Senior Notes due 2008                                   700      700
   8.75% Notes due 2009                                            599      598
   7.55% Debentures due 2026                                       150      150
   Other                                                             3        9
                                                                ------   ------
      Total long-term debt                                       2,228    2,337
Less current maturities                                             32      104
                                                                ------   ------
      Total long-term debt, net                                 $2,196   $2,233
                                                                ======   ======

The term loan due 2007 generally bears interest at a rate equal to LIBOR plus 3% or the base rate plus 2%, at Equistar's option. Borrowing under the term loan had a weighted average interest rate of 5.25% and 6.26% during 2002 and 2001, respectively. The medium-term notes had a weighted average interest rate of 9.75% and 9.75% at December 31, 2002 and 2001, respectively. The 8.75% notes have a face amount of $600 million and are shown net of unamortized discount.

                             EQUISTAR CHEMICALS, LP
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The medium-term notes, the 9.125% notes, the 6.5% notes and the 7.55% debentures were assumed by Equistar from Lyondell when Equistar was formed in 1997. As between Equistar and Lyondell, Equistar is primarily liable for this debt. Lyondell remains a co-obligor for the medium-term notes and certain events involving only Lyondell could give rise to events of default under those notes, permitting the obligations to be accelerated. Under certain limited circumstances, the holders of the medium-term notes have the right to require repurchase of the notes. Following amendments to the indentures for the 6.5% notes and the 7.55% debentures in November 2000, Lyondell remains a guarantor of that debt. The 9.125% notes were repaid in 2002. The consolidated financial statements of Lyondell are filed as an exhibit to Equistar's Annual Report on Form 10-K for the year ended December 31, 2002.

Aggregate maturities of long-term debt during the next five years are $32 million in 2003; $303 million in 2004; $4 million in 2005; $153 million in 2006; $284 million in 2007 and $1.5 billion thereafter.

10. Lease Commitments

Equistar leases various facilities and equipment under noncancelable lease arrangements for various periods. Operating leases include leases of railcars used in the distribution of products in Equistar's business. During 2002, Equistar leased certain of these railcars, under three operating leases, from unaffiliated entities established for the purpose of serving as lessors with respect to these leases.

One of these three leases remains outstanding at December 31, 2002. This lease includes an option for Equistar to purchase the railcars during the lease term. If Equistar does not exercise the purchase option, the affected railcars will be sold upon termination of the lease. In the event the sales proceeds are less than the related guaranteed residual value, Equistar will pay the difference to the lessor. The guaranteed residual value, which is not included in future minimum lease payments in the table below, was $83 million at December 31, 2002.

The second of these three leases terminated in December 2002, and Equistar entered into a new lease arrangement with another lessor. The new lease covered a substantial portion of the subject railcars, and Equistar purchased the remaining railcars for $10 million. The third of these leases terminated in November 2002, and Equistar purchased the subject railcars for $37 million.

                             EQUISTAR CHEMICALS, LP
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

At December 31, 2002, future minimum lease payments relating to noncancelable operating leases, including railcar leases, with lease terms in excess of one year were as follows:

                                                                        Minimum
                                                                         Lease
Millions of dollars                                                    Payments
-------------------                                                    --------
2003                                                                     $ 73
2004                                                                       65
2005                                                                       53
2006                                                                       41
2007                                                                       35
Thereafter                                                                287
                                                                       --------
   Total minimum lease payments                                          $554
                                                                       ========

Operating lease net rental expense was $125 million, $110 million and $115 million for the years ending December 31, 2002, 2001 and 2000, respectively. Net rental expense in 2002 included the amortization of $34 million of prepayments, related to the first and second railcar leases described above, over the remaining lease terms.

11. Financial Instruments and Derivatives

During 2000, Equistar entered into over-the-counter derivatives, primarily price swap contracts, related to crude oil with Occidental Energy Marketing, Inc., a subsidiary of Occidental Chemical, to help manage its exposure to commodity price risk with respect to crude oil-related raw material purchases. At December 31, 2000, price swap contracts covering 5.1 million barrels of crude oil were outstanding. The carrying value and fair market value of these derivative instruments at December 31, 2000 represented a liability of $13 million, which was based on quoted market prices. The resulting loss from these hedges of anticipated raw material purchases was deferred on the consolidated balance sheet. On January 1, 2001, in accordance with the transition provisions of SFAS No. 133, Equistar reclassified the deferred loss of $13 million to accumulated other comprehensive income as a transition adjustment, representing the cumulative effect of a change in accounting principle. The transition adjustment was reclassified to the Consolidated Statement of Income during the period January through July 2001 as the related raw material purchases occurred.

                             EQUISTAR CHEMICALS, LP
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

During 2001, Equistar entered into additional price swap contracts covering 7.2 million barrels of crude oil that primarily matured from July 2001 through December 2001. In the third quarter 2001, outstanding price swap contracts, covering 4.1 million barrels of crude oil that primarily matured from October 2001 through December 2001, were effectively terminated. The termination resulted in realization of a gain of nearly $9 million, which was recognized in the fourth quarter 2001 as the related forecasted transactions occurred. There were no outstanding price swap contracts at December 31, 2002 and December 31, 2001.

The following table summarizes activity included in accumulated other comprehensive income ("AOCI") related to the fair value of derivative instruments for the year ended December 31, 2001:

Millions of dollars                                                        2001
-------------------                                                        ----
Gain (loss):
   Balance at beginning of period                                          $ --
                                                                           ----
   January 1, 2001 transition adjustment -
      reclassification of December 31, 2000 deferred loss                   (13)
   Net gains on derivative instruments                                       35
   Reclassification of gains on
      derivative instruments to earnings                                    (22)
                                                                           ----
Net change included in AOCI for the period                                   --
                                                                           ----
   Net gain on derivative instruments
      included in AOCI at December 31, 2001                                $ --
                                                                           ====

The fair value of all nonderivative financial instruments included in current assets and current liabilities, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximated their carrying value due to their short maturity. Based on the borrowing rates currently available to Equistar for debt with terms and average maturities similar to Equistar's debt portfolio, the fair value of Equistar's long-term debt, including amounts due within one year, was approximately $2.0 billion and $2.3 billion at December 31, 2002 and 2001, respectively. Equistar estimates the fair value of its residual value guarantee under a railcar lease (see Note 10) is not significant due to the low probability of future payments under the guarantee provisions.

Equistar is exposed to credit risk related to its financial instruments in the event of nonperformance by the counterparties. Equistar does not generally require collateral or other security to support these financial instruments. The counterparties to these transactions are major institutions deemed creditworthy by Equistar. Equistar does not anticipate nonperformance by the counterparties.

                             EQUISTAR CHEMICALS, LP
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

12. Pension and Other Postretirement Benefits

All full-time regular employees are covered by defined benefit pension plans sponsored by Equistar. In connection with the formation of Equistar, no pension assets or obligations were contributed to Equistar, with the exception of union represented plans contributed by Occidental and Millennium.

Retirement benefits are based upon years of service and the employee's highest three consecutive years of compensation during the last ten years of service. Equistar accrues pension costs based upon an actuarial valuation of the liabilities and funds the plans through periodic contributions to pension trust funds. Equistar also has unfunded supplemental nonqualified retirement plans, which provide pension benefits for certain employees in excess of the tax qualified plans' limits. In addition, Equistar sponsors unfunded postretirement benefit plans other than pensions, which provide medical and life insurance benefits. The postretirement medical plans are contributory while the life insurance plans are, generally, noncontributory. The life insurance benefits will no longer be provided to employees retiring after July 1, 2002.

                             EQUISTAR CHEMICALS, LP
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following table provides a reconciliation of benefit obligations, plan assets and the funded status of these plans:

                                                                           Other
                                                Pension Benefits   Postretirement Benefits
                                                ----------------   -----------------------
Millions of dollars                               2002   2001           2002    2001
-------------------                               ----   ----          -----   -----
Change in benefit obligation:
   Benefit obligation, January 1                  $147   $120          $ 112   $  92
   Service cost                                     16     16              2       2
   Interest cost                                    11     10              7       6
   Plan amendments                                  (2)    --            (13)     29
   Actuarial loss (gain)                             8     12              2     (14)
   Benefits paid                                   (10)   (11)            (2)     (3)
                                                  ----   ----          -----   -----
   Benefit obligation, December 31                 170    147            108     112
                                                  ----   ----          -----   -----
Change in plan assets:
   Fair value of plan assets, January 1            107    117             --      --
   Actual return on plan assets                    (13)    (6)            --      --
   Partnership contributions                        18      7              2       3
   Benefits paid                                   (10)   (11)            (2)     (3)
                                                  ----   ----          -----   -----
   Fair value of plan assets, December 31          102    107             --      --
                                                  ----   ----          -----   -----

   Funded status                                   (68)   (40)          (108)   (112)
   Unrecognized actuarial and investment loss       76     48              7       5
   Unrecognized prior service cost                  (2)    --             14      29
                                                  ----   ----          -----   -----
   Net amount recognized                          $  6   $  8          $ (87)  $ (78)
                                                  ====   ====          =====   =====
Amounts recognized in the
 Consolidated Balance Sheet consist of:
   Prepaid benefit cost                           $ 21   $ 22          $  --   $  --
   Accrued benefit liability                       (51)   (33)           (87)    (78)
   Accumulated other comprehensive income           36     19             --      --
                                                  ----   ----          -----   -----
   Net amount recognized                          $  6   $  8          $ (87)  $ (78)
                                                  ====   ====          =====   =====

The decrease in other postretirement benefit obligations due to plan amendments in 2002 primarily resulted from discontinuing life insurance benefits for employees retiring after July 1, 2002. The increase in other postretirement benefit obligations due to plan amendments in 2001 resulted from a change in the medical plan that increased Equistar's minimum contribution level per employee by 25%.

                             EQUISTAR CHEMICALS, LP
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Pension plans with projected benefit obligations in excess of the fair value of assets are summarized as follows at December 31:

                                                                               2002   2001
                                                                               ----   ----
Projected benefit obligation                                                   $170   $129
Fair value of assets                                                            102     81

Pension plans with accumulated benefit obligations in excess of the fair value of assets are summarized as follows at December 31:

                                                                               2002   2001
                                                                               ----   ----
Accumulated benefit obligation                                                 $123   $106
Fair value of assets                                                             81     81

Net periodic pension and other post retirement benefit costs included the following components:

                                              Pension Benefits    Other Postretirement Benefits
                                             ------------------   -----------------------------
Millions of dollars                          2002   2001   2000         2002   2001   2000
-------------------                          ----   ----   ----         ----   ----   ----
Components of net periodic
      benefit cost:
   Service cost                              $ 16   $ 16   $ 17          $ 2    $ 2    $ 2
   Interest cost                               11     10      9            7      6      6
   Actual loss on plan assets                  13      6      3           --     --     --
   Less-unrecognized loss                     (24)   (17)   (11)          --     --     --
                                             ----   ----   ----          ---    ---    ---
   Recognized gain on plan assets             (11)   (11)    (8)          --     --     --

   Amortization of actuarial and
      investment loss                           4      2     --           --     --      1
   Prior service cost                          --     --     --            2     --     --
   Net effect of curtailments, settlements
      and special termination benefits         --      3     (1)          --      2      1
                                             ----   ----   ----          ---    ---    ---
   Net periodic benefit cost                 $ 20   $ 20   $ 17          $11    $10    $10
                                             ====   ====   ====          ===    ===    ===

                             EQUISTAR CHEMICALS, LP
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The assumptions used in determining the net pension cost and the net pension liability were as follows at December 31:

                                       Pension Benefits    Other Postretirement Benefits
                                      ------------------   -----------------------------
                                      2002   2001   2000         2002   2001   2000
                                      ----   ----   ----         ----   ----   ----
Weighted-average assumptions
   as of December 31:
   Discount rate                      6.50%  7.00%  7.50%        6.50%  7.00%  7.50%
   Expected return on plan assets     9.50%  9.50%  9.50%          --     --     --
   Rate of compensation increase      4.50%  4.50%  4.50%          --   4.50%  4.50%

The assumed annual rate of increase in the per capita cost of covered health care benefits as of December 31, 2002 was 10.0% for 2003 through 2004, 7.0% for 2005 through 2007 and 5.0% thereafter. The health care cost trend rate assumption does not have a significant effect on the amounts reported due to limits on Equistar's maximum contribution level under the medical plan. To illustrate, increasing or decreasing the assumed health care cost trend rates by one percentage point in each year would change the accumulated postretirement benefit liability as of December 31, 2002 by less than $1 million and would not have a material effect on the aggregate service and interest cost components of the net periodic postretirement benefit cost for the year then ended. Equistar also maintains voluntary defined contribution savings plans for eligible employees. Contributions to the plans by Equistar were $13 million, $16 million and $17 million for the years ended December 31, 2002, 2001 and 2000, respectively.

13. Commitments and Contingencies

Commitments--Equistar has various purchase commitments for materials, supplies and services incident to the ordinary conduct of business, generally for quantities required for Equistar's businesses and at prevailing market prices. See also Note 4, describing related party commitments.

                             EQUISTAR CHEMICALS, LP
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Equistar is party to various unconditional purchase obligation contracts as a purchaser for products and services, principally for steam and power. At December 31, 2002, future minimum payments under those contracts with noncancelable contract terms in excess of one year and fixed minimum payments were as follows:

Millions of dollars
-------------------
2003                                                                      $  164
2004                                                                         168
2005                                                                         169
2006                                                                         157
2007                                                                         151
Thereafter through 2023                                                    1,749
                                                                          ------
   Total minimum contract payments                                        $2,558
                                                                          ======

Equistar's total purchases under these agreements were $230 million for the year ended December 31, 2002

Leased Facility--The Lake Charles facility has been idled since the first quarter of 2001. The facility and land, which are included in property, plant and equipment, at a net book value of $160 million, are leased from an affiliate of Occidental under a lease that expires in May 2003. The parties are investigating alternatives related to the facility and land. Management believes that the resolution of these alternatives will not have a material adverse effect on the financial position, liquidity or results of operations of Equistar.

Indemnification Arrangements--Lyondell, Millennium Petrochemicals and
Occidental and certain of its subsidiaries have each agreed to provide certain indemnifications to Equistar with respect to the petrochemicals and polymers businesses they each contributed. In addition, Equistar has agreed to assume third party claims that are related to certain contingent liabilities arising prior to the contribution transactions that are asserted prior to December 1, 2004 as to Lyondell and Millennium Petrochemicals, and May 15, 2005 as to Occidental, to the extent the aggregate thereof does not exceed $7 million for each entity, subject to certain terms of the respective asset contribution agreements. From formation through December 31, 2002, Equistar had incurred a total of $20 million for these uninsured claims and liabilities. Lyondell, Millennium and Occidental each remain liable under these indemnification arrangements to the same extent following Lyondell's acquisition of Occidental's interest in Equistar as they were before.

                             EQUISTAR CHEMICALS, LP
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Environmental Remediation--Equistar's accrued liability for environmental matters as of December 31, 2002 was $2 million and related to the Port Arthur facility, which was permanently shut down in February 2001. In the opinion of management, there is currently no material estimable range of loss in excess of the amounts recorded for environmental remediation.

Clean Air Act--The eight-county Houston/Galveston region has been designated a severe non-attainment area for ozone by the U.S. Environmental Protection Agency ("EPA"). Emission reduction controls for nitrogen oxides ("NOx") must be installed at each of Equistar's six plants located in the Houston/Galveston region during the next several years. Recently adopted revisions by the regulatory agencies changed the required NOx reduction levels from 90% to 80%. Compliance with the previously proposed 90% reduction standards would have resulted in increased capital investment, estimated at between $200 million and $260 million, before the 2007 deadline, as well as higher annual operating costs for Equistar. Under the revised 80% standard, Equistar estimates that capital expenditures would decrease to between $165 million and $200 million. However, the savings from this revision could be offset by the costs of stricter proposed controls over highly reactive, volatile organic compounds, or HRVOCs. Equistar is still assessing the impact of the proposed HRVOC regulations and there can be no guarantee as to the ultimate capital cost of implementing any final plan developed to ensure ozone attainment by the 2007 deadline. The timing and amount of these expenditures are also subject to regulatory and other uncertainties, as well as obtaining the necessary permits and approvals.

In the United States, the Clean Air Act Amendments of 1990 set minimum levels for oxygenates, such as MTBE, in gasoline sold in areas not meeting specified air quality standards. However, the presence of MTBE in some water supplies in California and other states due to gasoline leaking from underground storage tanks and in surface water from recreational water craft has led to public concern about the use of MTBE. Certain federal and state governmental initiatives in the U.S. have sought either to rescind the oxygen requirement for reformulated gasoline or to restrict or ban the use of MTBE. Equistar's MTBE sales represented approximately 3% of its total 2002 revenues. The U.S. House of Representatives and the U.S. Senate each passed versions of an omnibus energy bill during 2001 and 2002, respectively. The Senate version of the energy bill would have resulted in a ban on the use of MTBE. The two energy bills were not reconciled during the conference process and an omnibus energy bill was not passed during 2002.

Both the U.S. House of Representatives and the U.S. Senate are expected to pursue an energy bill during the 2003/2004 legislative cycle. If this happens, it is likely that fuel content, including MTBE use, will be a subject of legislative debate. Factors which could be considered in this debate include the impact on gasoline price and supply and the potential for degradation of air quality.

                             EQUISTAR CHEMICALS, LP
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

At the state level, a number of states have legislated future MTBE bans. Of these, a number are mid-West states that use ethanol as the oxygenate of choice. Bans in these states should not have an impact on MTBE demand. However, Connecticut, California and New York have bans of MTBE in place effective October 1, 2003, January 1, 2004, and January 1, 2004, respectively. Equistar estimates that California represents 34% of the U.S. MTBE industry demand and 20% of the worldwide MTBE industry demand, while Connecticut and New York combined represent 12% of the U.S. MTBE industry demand and 7% of the worldwide MTBE industry demand.

At this time, Equistar cannot predict the impact that these initiatives will have on MTBE margins or volumes during 2003. However, several major oil companies have announced plans, beginning in 2003, to discontinue the use of MTBE in gasoline produced for California markets. Equistar estimates that the California-market MTBE volumes of these companies account for an estimated 18% of U.S. MTBE industry demand and 10% of worldwide MTBE industry demand. Equistar intends to continue marketing MTBE in the U.S. However, should it become necessary or desirable to reduce MTBE production, Equistar would need to convert raw materials used in MTBE to production of other products. It may be desirable to make capital expenditures to add the flexibility to produce alternative gasoline blending components. The profit margins on these alternatives are likely to be lower than those historically realized on MTBE.

General--Equistar is involved in various lawsuits and proceedings. Subject to the uncertainty inherent in all litigation, management believes the resolution of these proceedings, or any liability arising from the matters discussed in this note, will not have a material adverse effect on the financial position, liquidity or results of operations of Equistar.

14. Supplemental Cash Flow Information

Supplemental cash flow information is summarized as follows for the periods presented:

                                                 For the year ended December 31,
                                                 -------------------------------
Millions of dollars                                    2002   2001   2000
-------------------                                    ----   ----   ----
Cash paid for interest                                 $200   $171   $180
                                                       ====   ====   ====


15. Segment Information and Related Information

Equistar operates in two reportable segments, petrochemicals and polymers (see
Note 1). The accounting policies of the segments are the same as those described in "Summary of Significant Accounting Policies" (see Note 2). No unaffiliated customer accounted for 10% or more of sales during any year in the three-year period ended December 31, 2002.

                             EQUISTAR CHEMICALS, LP
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Summarized financial information concerning Equistar's reportable segments is shown in the following table. Intersegment sales between the petrochemicals and polymers segments were based on current market prices.

Millions of dollars                        Petrochemicals   Polymers   Unallocated   Eliminations   Consolidated
-------------------                        --------------   --------   -----------   ------------   ------------
For the year ended December 31, 2002:
Sales and other operating revenues:
   Customers                                   $3,669        $1,868       $   --       $    --         $5,537
   Intersegment                                 1,288            --           --        (1,288)            --
                                               ------        ------       ------       -------         ------
                                                4,957         1,868           --        (1,288)         5,537
Operating income (loss)                           146           (74)        (116)           --            (44)
Total assets                                    3,410         1,438          204            --          5,052
Capital expenditures                               58            59            1            --            118
Depreciation and
   amortization expense                           217            58           23            --            298

For the year ended December 31, 2001:
Sales and other
   Operating revenues:
   Customers                                   $3,929        $1,980       $   --       $    --         $5,909
   Intersegment                                 1,455            --           --        (1,455)            --
                                               ------        ------       ------       -------         ------
                                                5,384         1,980           --        (1,455)         5,909

Operating income (loss)                           275          (186)        (188)           --            (99)
Total assets                                    3,474         1,400        1,464            --          6,338
Capital expenditures                               84            24            2            --            110
Depreciation and
   Amortization expense                           204            58           57            --            319

For the year ended December 31, 2000:
Sales and other
   Operating revenues:
   Customers                                   $5,144        $2,351       $   --       $    --         $7,495
   Intersegment                                 1,887            --           --        (1,887)            --
                                               ------        ------       ------       -------         ------
                                                7,031         2,351           --        (1,887)         7,495
Operating income (loss)                           694          (185)        (175)           --            334
Total assets                                    3,705         1,575        1,334            --          6,614
Capital expenditures                               79            46            6            --            131
Depreciation and
   amortization expense                           199            55           54            --            308

                             EQUISTAR CHEMICALS, LP
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following table presents the details of "Operating income (loss)" as presented above in the "Unallocated" column for the years ended December 31, 2002, 2001 and 2000.

Millions of dollars                                        2002    2001    2000
-------------------                                       -----   -----   -----
Items not allocated to petrochemicals and polymers:
   Principally general and administrative expenses        $(116)  $(166)  $(175)
   Facility closing costs                                    --     (22)     --
                                                          -----   -----   -----
      Operating income (loss)                             $(116)  $(188)  $(175)
                                                          =====   =====   =====

The following table presents the details of "Total assets" as presented above in the "Unallocated" column as of December 31, for the years indicated:

Millions of dollars                                       2002    2001     2000
-------------------                                       ----   ------   ------
Cash and cash equivalents                                 $ 27   $  202   $   18
Accounts receivable--trade and related parties              --       17       16
Prepaid expenses and other current assets                   22       20       17
Property, plant and equipment, net                          18       23       35
Goodwill, net                                               --    1,053    1,086
Other assets, net                                          137      149      162
                                                          ----   ------   ------
   Total assets                                           $204   $1,464   $1,334
                                                          ====   ======   ======